Exhibit 99.1

UNION PACIFIC PROVIDES INITIAL ASSESSMENT OF

HURRICANE RITA IMPACT

FOR IMMEDIATE RELEASE:

OMAHA, Neb., September 26, 2005 - Union Pacific Corporation (NYSE: UNP) today announced that Hurricane Rita resulted in no catastrophic damage to the Railroad’s track structure, bridges or yards.

Hurricane Rita and the related widespread evacuations impacted roughly 2,500 miles of Union Pacific track, 17 operating subdivisions, five classification yards and the Houston terminal complex. As of noon today:

•	all five classification yards are open and operational;

•	five subdivisions are operational with commercial electric power;

•	eight subdivisions are operating using electric generators;

•	four subdivisions, with one of our two routes between Houston, Texas and Shreveport, Louisiana and our routes between Beaumont, Texas to Livonia and Lake Charles, Louisiana, remain out of service. We are clearing trees and placing generators along those routes with plans to restore service over the next couple of days.

•	Customer embargoes remain in place for all inbound and outbound traffic moving west from Lake Charles to Houston, along with all traffic inbound and outbound for Union Pacific stations from Houston, Texas south to Brownsville, Texas along the Gulf Coast. These embargoes remain in effect

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because of the large number of shipments held en route during the evacuation and storm. The priority is to move those shipments to destination. Embargoes will be modified and cancelled as both Union Pacific and customer operations allow.

“The men and women of Union Pacific did a tremendous job preparing for the impact of Hurricane Rita,” said Dick Davidson, chairman and chief executive officer of Union Pacific Corporation. “I am very pleased by the way the Railroad withstood the force of Mother Nature. We are still in the process of contacting our employees in the area to make sure they came through the storm safely. In the days and weeks ahead, our challenges will be to return our employees to work, return our Railroad to full operation and help our customers to keep the vital commerce of this nation on track.”

Union Pacific and its customers ceased operations in the Beaumont, Houston and South Texas areas beginning on Thursday, September 22nd as preparations were made for the landfall of Rita. Although limited train operations were initiated on Saturday, September 24th, it is still uncertain how long it will be before our customers and the Railroad can resume full operations. Depending on the timing, our preliminary estimate is that third quarter 2005 Operating Income could be reduced by roughly $25 million. Lost or deferred revenue is the largest component of this projected reduction.

“Prior to Hurricane Rita, our third quarter financial performance had been trending near the high end of our earnings guidance of $0.88 to $0.98 per diluted share,” said Jim Young, president and chief operating officer of Union Pacific Railroad. “While diesel fuel prices were a headwind, especially following Hurricane Katrina, revenue growth had also been strong. In fact, during the month of August we set several

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carloading and revenue records. While still very preliminary, we expect earnings per share to be within the original range, but likely at the mid to lower end.

“We are working closely with our customers to coordinate our start-up plans with the goal of lifting embargoes and resuming service as quickly and safely as possible. The ultimate impact on our third quarter performance will depend on when customers are able to reopen their facilities, as well as the timing of restoration of normal rail operations.

“We expect strong demand to continue in the months ahead with the potential to make up some of the revenue lost during the Hurricane Rita shut-down.”

Union Pacific Corporation owns one of America’s leading transportation companies. Its principal operating company, Union Pacific Railroad, links 23 states in the western two-thirds of the country and serves the fastest-growing U.S. population centers. Union Pacific’s diversified business mix includes Agricultural Products, Automotive, Chemicals, Energy, Industrial Products and Intermodal. The railroad offers competitive long-haul routes from all major West Coast and Gulf Coast ports to eastern gateways. Union Pacific connects with Canada’s rail systems and is the only railroad serving all six major gateways to Mexico, making it North America’s premier rail franchise.

Additional information regarding Union Pacific is available at our Web site: www.up.com. Our contact for investors is Jennifer Hamann at 402-544-4227. Our media contact is Kathryn Blackwell at 402-544-3753.

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This press release and related materials may contain statements about the Corporation’s future that are not statements of historical fact. These statements are, or will be, forward-looking statements as defined by the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, without limitation, statements regarding expectations as to projected fuel costs, revenue growth and earnings; estimates regarding the impact of Hurricane Rita; expectations as to continued demand for rail transportation; expectations as to steps taken or to be taken to improve operations, service and productivity of the rail network; the time by which certain objectives will be achieve; statements or information concerning projections, predictions, expectations, estimates or forecasts as to the Corporation’s and its subsidiaries’ business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will be achieved. Forward-looking information is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements due to, among other factors, changes in global, political, economic, business, competitive, operational, market and regulatory factors. More detailed information about such risk factors is contained in the Corporation’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date the statements were made. The Corporation assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Corporation does update one or more forward-looking statements, no inference should be drawn that the Corporation will make additional updates with respect thereto or with respect to other forward-looking statements.